EX-99.e.1.ii

AMENDMENT NO. 1 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF JUNE 30, 2016

This Schedule to the Distribution Agreement between Delaware Group Equity Funds IV and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
Delaware Smid Cap Growth Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional Class			April 19, 2001
Delaware Healthcare Fund	Class A	.25%		September 28, 2007
	Class C	1.00%	.25%	September 28, 2007
	Class R	.50%		September 28, 2007
	Institutional Class	N/A		September 28, 2007
Delaware Small Cap Growth Fund	Class A	.25%		June 30, 2016
	Class C	1.00%	.25%	June 30, 2016
	Class R	.50%		June 30, 2016
	Institutional Class	N/A		June 30, 2016

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Brett Wright
Name:	Brett Wright
Title:	President

DELAWARE GROUP EQUITY FUNDS IV

on behalf of the Series listed on Schedule I

By:	/s/ Shawn Lytle
Name:	Shawn Lytle
Title:	President and Chief Executive Officer